EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Emageon Names Chris E. Perkins as Chief Operating Officer
Seasoned Healthcare Industry Executive Adds Depth to Management Team
BIRMINGHAM, AL — (December 10, 2007) — Emageon Inc. (NASDAQ:EMAG), a leader in enterprise medical information technology systems for hospitals and health care networks, announced today that Chris E. Perkins has been named Chief Operating Officer. The 45-year-old executive joins Emageon from a successful career at Per-Se Technologies, where he served in senior executive positions prior to its acquisition by McKesson Corporation earlier this year. His responsibilities at Per-Se included Executive Vice President & Chief Financial Officer, and ultimately Chief Operating Officer.
“Having Chris Perkins join Emageon is an indication of our focus on improving operationally and generating shareholder value,” stated Chuck Jett, Emageon’s Chairman, CEO and President. “He was one of the key individuals who helped grow Per-Se into a successful healthcare technology and services leader. We are very happy to have Chris join our team”.
Prior to Per-Se Technologies, Mr. Perkins served as Director, Corporate Development & Internal Audit; Vice President, Finance Director International Operations; Vice President, Chief Financial Officer; and Vice President, Global Parts Operations for AGCO Corporation (NYSE: AG). Mr. Perkins also worked with Arthur Andersen. He earned his B.S. in Accounting from the University of Florida.
“I am very pleased to join the Emageon team,” said Mr. Perkins. “Emageon has great products, an outstanding customer base, and talented employees. I am excited by the opportunity we have to work together to significantly improve operations and enhance the value of the Company.”
Mr. Perkins succeeds Grady Floyd, who is departing Emageon to pursue other opportunities. Chuck Jett stated “I, along with our Board of Directors, would like to thank Grady for his dedicated service and wish him the very best in his future business endeavors.”
About Emageon
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuite™, HeartSuite™, and other specialty suites. In addition, Emageon and Dell have teamed to produce RadSuite Express™ for the fast growing small to mid-size hospital, clinic and imaging center market. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of all digital medical images, reports, and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate imaging workflow, lower costs, improve productivity, and provide better service to physicians. For more information, please visit www.emageon.com.
Contact: Bill Funderburk
Telephone: 205-980-7542
bill.funderburk@emageon.com

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